UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2014

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In preparation for the potential launch of NB32, Orexigen Therapeutics, Inc. (the “Company”) and Takeda Pharmaceutical Company Limited (“Takeda”) entered into a Manufacturing Services Agreement, dated September 2, 2014 (the “Agreement”), in accordance with the Collaboration Agreement between the Company and Takeda, effective as of September 1, 2010, as amended by Amendment Number 1 to Collaboration Agreement effective as of September 26, 2013 (the “Collaboration Agreement”). Pursuant to the Agreement, among other things, the Company will supply to Takeda, and Takeda will, subject to certain exceptions as set forth in the Agreement and Collaboration Agreement, exclusively purchase from the Company, all of Takeda’s requirements of NB32 for commercialization in the United States, Canada and Mexico during the term of the Collaboration Agreement. The Agreement will continue in full force and effect until the expiration or termination of the Collaboration Agreement. Notwithstanding the foregoing, the Agreement will also terminate automatically (prior to the expiration or termination of the Collaboration Agreement) upon (1) the completion of the transfer of the right and responsibility to manufacture or have manufactured NB32 to Takeda pursuant to the Collaboration Agreement and (2) if elected by Takeda, the assignment to Takeda of all of the third party manufacturer agreements required for the manufacture of NB32 in the applicable territory.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2014, requesting confidential treatment for certain portions, and the Collaboration Agreement, previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: September 8, 2014	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer